Exhibit 107
CALCULATION OF FILING FEE TABLE
S-4
(Form Type)

DICK'S Sporting Goods, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	1	Debt	4.000% Senior Notes due 2029	457(o)	381,932,000	—	$381,932,000	0.0001381	$52,744.81
Fees Previously Paid		—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities		—	—	—	—		—		—	—	—	—	—
	Total Offering Amounts						$381,932,000		$52,744.81
	Total Fees Previously Paid								$0.00
	Total Fee Offsets								$0.00
	Net Fee Due								$52,744.81

1	Represents the aggregate principal amount of the applicable series of notes to be offered in the exchange offer to which the registration statement relates.